SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2010

Commission File Number: 0-21092

OCTuS Inc.
(Exact name of registrant as specified in its charter)

Nevada	33-0013439
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

719 Second Street, Suite 9, Davis CA 95616
(Address of principal executive offices) (Zip Code)

(530) 564-0200
(Registrant's Telephone Number, Including Area Code)

(Former name and address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF1R 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

On June 10, 2010, Octus, Inc., a Nevada corporation (the "Company"), consummated an Asset Purchase Agreement and related agreements (the "Agreements") with Quantum Energy Solutions, Inc., a California corporation ("Quantum"), pursuant to which the Company purchased substantially all of the assets of Quantum for a purchase price subject to certain post-closing adjustments described in the Agreement, and the Company's agreement to assume certain liabilities associated with Quantum (the "Transaction").  Consideration paid and liabilities assumed by the Company in the Transaction included:

- 150,000 shares of common stock granted to Quantum;

- Assumption of approximately $62,891.23 in Quantum accounts payable;

- Assumption of a working capital line of credit of $45,252.51; and

- Assumption of $130,000 in Quantum long-term debt.

In addition, the Company assumed approximately $32,862.41in Quantum accounts receivable.

The assumption of long-term debt is reflected in a promissory note with an interest rate of 6.0% simple interest per annum, with a maturity date of three years after the date of the note.  The Company agreed to pay approximately $3,900 per month (assuming no principal reduction payments) and to make principal reduction payments equal to 10% of the gross margin of revenues received by the Company from projects initiated by Quantum or its principals, on a monthly basis.

Under the Agreements, the Company agreed to offer employment and/or contractor agreements to all active employees and contractors of Quantum and to continue relationships with independent contractors of Quantum as of the closing date.  Additionally, the Company entered into a two-year agreement with Quantum President Jim Collins to provide ongoing services to the Company concerning the assets acquired and the Company’s other business activities.  Under the agreement, Mr. Collins is entitled to receive compensation the rate of $5,000 per month during the term of the agreement, and to pay additional compensation based on projects originated by Mr. Collins or performed for historical Quantum clients.  The Company also agreed to grant Mr. Collins a stock option to acquire up to 300,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant.

Closing of Financial Transaction

On June 14, 2010 the Company completed a financing transaction for gross proceeds of $500,000 from the sale of a secured convertible promissory note and warrant, to a single sophisticated institutional investor.  The warrant has a term of 18 months and entitles the investor to purchase up to 2,500,000 shares of common stock of the Company at an exercise price of $0.01 per share.  The Company paid $30,000 in finder’s fees in connection with the transaction.

Under terms of the convertible note, interest on the outstanding principal balance of the note accrues at a rate of twelve percent (12%) per annum.  Accrued interest is payable semi-annually, with the first payment due six months after the date on which the note was issued.  At the Company’s option, the Company may make any interest payment either in cash or by delivery of a number of shares of Common Stock with a value equal to the amount of interest due and payable, calculated based on the average closing price of the Common Stock on the OTC Bulletin Board (or whatever exchange, market or quotation system the Common Stock is then traded), for the ten trading days ending three days before the date that such payment is due.  All unpaid principal and interest on the notes are due and payable on June 13, 2011.

The investor may convert the note at any time into shares of Common Stock commencing 90 days after the date of issuance into a number of shares of Common Stock based on a conversion price equal to the greater of (i) $0.30 per share or (ii) 70% of the average closing price of the Common Stock on the OTC Bulletin Board (or whatever exchange, market or quotation system the Common Stock is then traded), for the 10 trading days ending five days before the conversion date.

The purchase agreement relating to the note and warrant provide that the Company’s obligations under the note will be secured by a security interest granted to the investor in all of the assets of the Company, subject to the Company’s existing security interest granted to its senior lender.  The purchase agreements provides for piggyback registration rights relating to the shares underlying the note and warrant, if the Company files a registration statement and if the shares cannot be sold without volume restrictions pursuant to SEC Rule 144 (and, with respect to the warrant, assuming net exercise of the warrant).

Item 8.01  Other Events.

On June 10, 2010, the Company issued a press release announcing the consummation of the asset purchase agreement and related agreements with Quantum Energy Solutions, Inc.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

    Any financial statements required by Item 9.01(a) of this Form 8-K will be filed by amendment within 71 calendar days after the date of this Current report on Form 8-K must be filed.

(b) Pro Forma Financial Information
    Any financial statements required by Item 9.01(b) of this Form 8-K will be filed by amendment within 71 calendar days after the date of this Current report on Form 8-K must be filed.

(d) Exhibits. The following documents are filed as exhibits to this report.

2.1	Asset Purchase Agreement between Octus, Inc. and Quantum Energy Inc., dated June 10, 2010

2.2	Convertible Promissory Note between Octus, Inc. and Arlene Collins dated June 10, 2010

4.1	Convertible Secured Promissory Note dated June 14, 2010

4.2	Warrant to Purchase Common Stock dated June 14, 2010

10.1	Convertible Secured Noted and Warrant Purchase Agreement dated as of June 14, 2010

99.1	Press Release issued by the Company on June 10, 2010 related to the closing of the Quantum asset purchase transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2010	OCTUS INC.

	By:	/S/ Christian J. Soderquist
Christian J. Soderquist

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